Exhibit 99.01

NEWS RELEASE 414 Nicollet Mall Minneapolis, MN 55402-2024 Xcel Energy Media Services (612)215-5300 www.xcelenergy.com

November 18, 2002

Xcel Energy, Inc. to offer $200 million Convertible Senior Notes

MINNEAPOLIS Xcel Energy, Inc. (NYSE: XEL), announced today that it is seeking to raise, subject to market and other conditions, $200 million through a private offering of convertible senior notes (such amount does not give effect to an option to be granted to the initial purchasers to acquire additional senior notes in the amount of $30 million). The senior notes are convertible into shares of the Company’s common stock and mature in 2007.

The offering will be made only to qualified institutional buyers in accordance with Rule 144a under the Securities Act of 1933. A portion of the net proceeds from the sale of the senior notes will be used to redeem on January 8, 2003 the $100 million principal amount of 8% convertible senior notes issued on November 8, 2002. The remaining net proceeds will be used for other general corporate purposes, including working capital.

The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Xcel Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the Company’s public filings with the Securities and Exchange Commission.

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